Exhibit 99.1

LecTec Corporation Announces Lowell W. Hellervik, Ph.D. Joins Board of Directors

January 26, 2011

TEXARKANA, Texas—(BUSINESS WIRE)—LecTec Corporation (OTCBB: LECT) announced today that Sanford M. Brink, a director of LecTec, pursuant to his earlier stated intention to retire from the LecTec Board of Directors, has resigned from the Board, and that Lowell W. Hellervik, Ph.D. has been appointed to fill Mr. Brink’s vacancy, and to serve as a member of the Compensation and Nominating & Governance Committees of the Board.

Dr. Hellervik is Chairman of the Board of Personnel Decisions International (“PDI”), the business where he started his career in 1967, was named President in 1975 and was CEO from 1989 until 2010. Under Dr. Hellervik’s direction, PDI has grown from a small, local consulting firm to a premier, international, management consulting firm, with headquarters in Minneapolis, Minnesota and has over 30 operating offices around the world. Dr. Hellervik is also on the adjunct staff at the University of Minnesota with the title of Clinical Associate Professor, has endowed several academic chairs at the U of M and is an original author of the Successful Manager’s Handbook.

Greg Freitag, LecTec’s CEO stated: “We wish to again thank Sandy Brink for his hard work as a LecTec director. Although I know there are some mixed emotions for him, he leaves having been instrumental in the process that brought Dr. Hellervik to LecTec and supporting LecTec’s current business direction. Dr. Hellervik, along with his basic business capabilities which have been illustrated by the successful growth of PDI, brings a unique skill set to the Board. As a professional Industrial/Organizational Psychologist, Dr. Hellervik’s expertise in executive assessment, organizational surveys, management development, and organizational effectiveness consulting, will prove valuable as LecTec pursues its M&A strategy.”

Mr. Brink stated: “The time I have worked with the current Board has confirmed that I leave the shareholders of LecTec in capable hands. Lowell will be a wonderful addition and my interactions with him confirm his commitment to shareholders. I look forward to the break this will provide from the detailed requirements of a Board member, but will continue to closely monitor LecTec through what I anticipate to be a successful execution of its business plan.”

About LecTec

LecTec is an intellectual property (“IP”) licensing and holding company with approximately $9.3M in cash at September 30, 2010. LecTec holds multiple domestic and international patents based on its original hydrogel patch technology and has also filed for a provisional patent for its hand sanitizer patch. The LecTec hydrogel patch technology allows for a number of potential applications, including its previously marketed TheraPatch® products, while its anti-microbial hand sanitizer patch is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed, or exposed to the eye. An initial prototype of the hand sanitizer patch has been developed and LecTec intends to engage a strategic partner to complete its hand sanitizer patch development. Pursuit of manufacturing and marketing/co-marketing partners for products from LecTec’s IP is also ongoing. LecTec has a licensing agreement (“Novartis Agreement”) with Novartis Consumer Health, Inc., which pays royalties to LecTec from time to time, within the terms of the Novartis Agreement, based upon a percentage of Novartis’ net sales of licensed products. LecTec takes legal action as necessary to protect its IP and is currently involved in two patent infringement actions. Finally, LecTec is pursuing a merger/acquisition strategy with the intent to leverage its cash asset and improve shareholder value and liquidity. The Company’s website is www.lectec.com.

Cautionary Statements

This press release contains forward–looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward looking statements are subject to risks and uncertainties which could cause results or developments to differ materially from those indicated in the forward–looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the Company’s pending patent infringement litigation against Chattem, Inc. and Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for license, sale or strategic partner agreements related to patents that the Company holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10–K for the year ended December 31, 2009.

Contacts

LecTec Corporation, Greg Freitag, CEO/CFO (903) 832-0993